Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155811

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
8.00% Senior Notes due 2039	$350,000,000	$19,530.00(1)

(1)      The filing fee of $19,530.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement to Prospectus dated May 28, 2009.

$350,000,000

Transatlantic Holdings, Inc.

8.00% Senior Notes due 2039

We are offering $350,000,000 aggregate principal amount of our 8.00% Senior Notes due 2039, referred to herein as the notes. We will pay interest on the notes on May 30 and November 30 of each year, beginning May 30, 2010. The notes will mature on November 30, 2039. We may redeem some or all of the notes at any time or from time to time at redemption prices described in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

The notes will be unsecured and unsubordinated obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. As of September 30, 2009, after giving effect to this offering, we would have had $1,037.4 million of senior unsecured debt and no senior secured debt.

See “Risk Factors” on page S-6 of this prospectus supplement and in our Quarterly Reports for the periods ended June 30, 2009 and September 30, 2009, to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to investors(1)	Underwriting discounts and commissions	Proceeds, before expenses, to TRH
Per Note	97.234%	0.875%	96.359%
Total	$340,319,000	$3,062,500	$337,256,500

(1)	Plus accrued and unpaid interest, if any, from November 23, 2009, if settlement occurs after that date.

The notes are expected to be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 23, 2009.

Joint Bookrunners

Goldman, Sachs & Co.	Wells Fargo Securities

Prospectus Supplement dated November 18, 2009.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information about securities that may be offered, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus, or contained or incorporated by reference in these documents, is accurate only as of the date of the applicable document. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference. Before investing in our notes, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference carefully, including the section entitled “Risk Factors” in this prospectus supplement and in our Quarterly Reports for the periods ended June 30, 2009 and September 30, 2009. Unless otherwise stated or the context requires otherwise, as used in this prospectus supplement and the accompanying prospectus, all references to “Transatlantic Holdings” or the “Company” are only to Transatlantic Holdings, Inc., a Delaware corporation, and all references to “TRH,” “we,” “us” and “our” and all similar references are to Transatlantic Holdings, Inc. and its subsidiaries.

Our Company

History and Development

Transatlantic Holdings, Inc. is a Delaware corporation originally incorporated in 1986. Since the Company’s initial public offering in June 1990, its headquarters and principal executive offices have been located in New York City. The Company, through its wholly owned subsidiaries, began offering reinsurance capacity in the domestic market, but has expanded its international operations over the past 20 years and now has 23 locations globally. In 2008, international locations represented approximately half of the $4.1 billion in net premiums written by TRH.

Our Business

Through our wholly owned subsidiaries, Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, we offer reinsurance capacity for a full range of property and casualty products, directly and through brokers, to insurance and reinsurance companies, in both the domestic and international markets. Through our subsidiaries we are licensed, accredited, authorized or can serve as a reinsurer in each of the 50 states and the District of Columbia in the United States and in Puerto Rico and Guam. Through our international locations, we have operations worldwide, including Canada, six countries in Europe, three countries in Central and South America, one country in Africa, one country in Asia (excluding Japan), Japan and Australia.

We focus solely on property and casualty reinsurance. Casualty lines reinsurance approximated 71% of net premiums written in the first nine months of 2009 and 69% of net premiums written in the first nine months of 2008. During each such time period, property lines comprised the balance. In addition, treaty reinsurance approximated 97% of net premiums written in each of the first nine months of 2009 and 2008, respectively, with the balance in each period representing facultative accounts. We also primarily focus on claims-made policies rather than occurrence-based policies as we believe we can earlier identify and more accurately measure our potential losses under claims-made policies.

The casualty line includes directors’ and officers’ liability, errors and omissions liability, medical malpractice, ocean marine and aviation, auto liability (including non-standard risks), accident and health, surety and credit and general casualty. The property line includes fire, allied lines, auto physical damage and homeowners multiple peril. Reinsurance is provided for most major lines of insurance on both excess-of-loss and pro rata bases.

Our major sources of revenues are net premiums earned for reinsurance risks undertaken and income from investments. As of September 30, 2009, the great majority of our investments were in fixed maturity securities held to maturity and available for sale with an average duration of 3.7 years. In general, premiums are received significantly in advance of related claims payments.

Corporate and Other Information

Our principal executive offices are located at 80 Pine Street, New York, New York 10005, and our telephone number is (212) 365-2200. Our Web site is http://www.transre.com. The information contained in, or that can be accessed through, our Web site is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon in determining whether to make an investment in the notes.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes.”

Issuer	Transatlantic Holdings, Inc.
Notes offered	$350,000,000 aggregate principal amount of 8.00% Senior Notes due 2039.
Maturity	The notes are due November 30, 2039.
Interest rate	8.00% per year.
Interest payment dates	May 30 and November 30, beginning May 30, 2010.
Ranking

The notes will be unsecured obligations. The notes will rank equally with our existing and future unsecured and unsubordinated indebtedness. In addition, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2009, after giving effect to this offering, we would have had $1,037.4 million of senior unsecured debt and no senior secured debt.

Optional redemption

We may redeem some or all of the notes, at any time from time to time in exchange for payment to you of a specified amount. See “Description of the Notes—Optional Redemption” for a description of the amount you will receive upon a redemption of your notes.

Covenants

The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to create certain liens and on our ability to dispose of the stock of certain of our subsidiaries. These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes.”

Ratings

It is expected that on the issue date, Standard & Poor’s Ratings Group will rate the notes “BBB+” and Moody’s Investor Service will rate the notes “Baa1”. A security rating is not reflective of the market price, fair market value or suitability of the notes for a particular investor, and therefore a security rating is not a recommendation to buy, sell or hold securities.

Use of proceeds

The estimated net proceeds from the offering of the notes will be approximately $336,456,500 after deducting the underwriter’s discounts and commissions and estimated fees and expenses of the offering. We intend to use the net proceeds from the offering for general corporate purposes which, depending on market conditions, may include repurchases of our common stock and our 5.75% Senior Notes due 2015, referred to herein as the 2015 notes.

See “Use of Proceeds” for more information.
Transfer agent, registrar and paying agent	The Bank of New York Mellon.
Risk factors

See “Risk Factors” and the other information contained and incorporated by reference in this prospectus supplement, including our Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and September 30, 2009, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Governing law	New York law.

Summary Historical Financial Data

The following tables set forth summary consolidated financial data. You should read the summary financial data presented below in conjunction with our consolidated financial statements and the notes to our consolidated financial statements included in or incorporated by reference into this prospectus supplement. The summary consolidated financial data presented below as of December 31, 2008, 2007 and 2006 and for each of the fiscal years then ended, have been derived from our audited consolidated financial statements. The summary consolidated financial data presented below as of September 30, 2009 and 2008, and for the nine months ended September 30, 2009 and 2008, have been derived from our unaudited consolidated financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair statement of the financial position and results of operations as of and for such periods. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009 or for other future periods.

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(in thousands, except per share data)
Summary Statement of Operations Data:
Gross premiums written	$3,239,031	$3,377,769	$4,423,241	$4,283,563	$3,983,417

Net premiums written	$3,026,014	$3,118,319	$4,108,092	$3,952,899	$3,633,440

Net premiums earned	$3,012,881	$3,066,815	$4,067,389	$3,902,669	$3,604,094
Net losses and loss adjustment expenses	(2,011,426)	(2,204,313)	(2,907,227)	(2,638,033)	(2,462,666)
Net commissions	(703,987)	(739,008)	(980,626)	(980,121)	(903,666)
Increase in deferred acquisition costs	6,770	8,723	6,956	16,901	13,471
Other underwriting expenses	(107,214)	(97,854)	(131,555)	(115,760)	(102,339)

Underwriting profit	197,024	34,363	54,937	185,656	148,894
Net investment income	344,224	348,135	440,451	469,772	434,540
Realized net capital (losses) gains	(79,456)	(232,523)	(435,541)	9,389	10,862
Gain on early extinguishment of debt	9,878	—	10,250	—	—
Interest on senior notes	(30,432)	(32,577)	(43,359)	(43,421)	(43,405)
Other expenses, net	(17,272)	(18,982)	(23,515)	(25,644)	(10,983)
Income (taxes) benefits	(83,183)	(551)	99,031	(108,611)	(111,756)

Net income	$340,783	$97,865	$102,254	$487,141	$428,152

Net income per common share:
Basic	$5.13	$1.48	$1.54	$7.37	$6.49
Diluted	5.10	1.47	1.53	7.31	6.46
Weighted average number of common shares outstanding:
Basic	66,374	66,252	66,270	66,124	65,955
Diluted	66,821	66,762	66,722	66,654	66,266
Dividends declared per common share	$0.59	$0.54	$0.73	$0.62	$0.53

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
Selected Ratios:
Loss ratio	66.8%	71.9%	71.5%	67.6%	68.3%

Net commission ratio	23.1	23.8	23.9	24.7	24.7
Other underwriting expense ratio	3.6	3.2	3.2	2.9	2.9

Underwriting expense ratio	26.7	27.0	27.1	27.6	27.6

Combined ratio	93.5%	98.9%	98.6%	95.2%	95.9%

Impact of catastrophe costs on combined ratio	(0.1)%	4.7%	4.2%	1.4%	0.8%
Impact of loss reserve development on combined ratio	(0.5)	0.1	0.0	2.3	5.0

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006
	(in thousands, except per share data)
Summary Balance Sheet Data:
Total investments	$11,819,631	$11,233,541	$10,229,557	$12,500,540	$11,130,832
Cash and cash equivalents	310,447	338,223	288,920	255,432	205,264
Total assets	14,651,397	14,640,799	13,376,938	15,484,327	14,268,464
Unpaid losses and loss adjustment expenses	8,505,555	8,371,470	8,124,482	7,926,261	7,467,949
Unearned premiums	1,287,251	1,308,830	1,220,133	1,226,647	1,144,022
Total debt	697,124	747,163	722,243	746,930	746,633
Total stockholders’ equity	4,043,060	3,024,376	3,198,220	3,349,042	2,958,270
Book value per common share	$60.90	$45.64	$48.19	$50.56	$44.80

	Nine Months Ended September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006
	(in thousands)
Selected Cash Flow Data:
Net cash provided by operating activities	$776,548	$901,731	$1,096,487	$1,026,810	$845,411

RISK FACTORS

The purchase of our notes involves significant investment risks. Before making a decision to invest in our notes, you should carefully consider the risks set forth below, as well as other information contained in this prospectus supplement, the accompanying prospectus, and the documents contained and incorporated by reference herein, including those set forth under the caption “Risk Factors” in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2009 and September 30, 2009. The risks related to our business are set forth in the periodic reports we file with the SEC, including our Quarterly Reports referenced above. In addition, there may be risks of which we are currently unaware or that we currently regard as immaterial based on the information available to us that later prove to be material. These risks also may adversely affect our business, financial condition and operating results. You should read the section entitled “Cautionary Statement about Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus supplement, the accompanying prospectus and the documents contained or incorporated by reference herein.

Risks Related to the Notes

General market conditions and unpredictable factors could adversely affect the market price of the notes.

We cannot assure you about the market price of the notes. Several factors, many of which are beyond our control, might influence the market value of the notes, including:

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory and judicial events that affect us, the insurance and reinsurance markets, and the financial markets generally.

Accordingly, the notes that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to the price that the investor paid for the notes.

The Company is a holding company and depends on the ability of its subsidiaries to distribute funds to it in order to meet its financial and other obligations.

The Company is a holding company, and it depends on dividends, distributions and other payments from its subsidiaries to fund all payments on its obligations, including its obligations to make payments on the notes. Financing arrangements, charter provisions and regulatory requirements affect, and may restrict, the ability of the Company’s subsidiaries to make such dividends, distributions and payments. The Company’s operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the notes or to make any funds available therefore, whether as dividends, distributions or other payments to the Company.

The payment of dividends by our subsidiary Transatlantic Reinsurance Company, or TRC, and its wholly owned subsidiaries, Trans Re Zurich and Putnam Reinsurance Company, or Putnam, is restricted by insurance regulations. Under New York insurance law, TRC and Putnam may pay dividends only out of their statutory earned surplus. Such dividends are limited by statutory formula unless otherwise approved by the New York State Insurance Department. The statutory surplus of TRC includes the statutory surplus of Putnam since all the capital stock of Putnam is owned by TRC. In accordance with the statutory formula, based on amounts in the September 30, 2009 statutory statement filed with regulators, for the twelve months ended September 30, 2009, TRC could pay dividends of approximately $382 million without regulatory approval.

Claims of holders of the notes will be effectively subordinated to the obligations of the Company’s subsidiaries.

The Company’s right to participate in a distribution of assets of any of its subsidiaries, whether on liquidation, reorganization or otherwise, is subject to the prior claims of the creditors of that subsidiary. The ability of holders of the notes to benefit from distributions of assets from the Company’s subsidiaries also will be subject to those prior claims. Consequently, the notes will be effectively subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries. If any subsidiary were to become bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before the Company could use those assets to meet its financial and other obligations, including its obligations on the notes.

The notes will not be listed on any public securities exchange or automated quotation system, and we cannot assure you that a private trading market will exist or that it will be liquid.

There is currently no established trading market for the notes. The notes will not be listed on any securities exchange or quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. Neither underwriter is obligated, however, to make a market in the notes, and any market making may be discontinued at any time at their sole discretion. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes, your ability to resell any of your notes or the price at which you may be able to resell your notes. If a market for the notes were to develop, the notes could trade at prices that might be lower than the initial offering price of the notes.

The indenture under which the notes will be issued contains only limited protections for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain provisions restricting our ability to incur additional debt, including debt senior in right of payment to the notes, pay dividends on or purchase or redeem capital stock, sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), enter into transactions with affiliates, create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions, or create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents contained and incorporated by reference herein may include, and our officers and representatives may from time to time make, statements which may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as:

•	“intend"	•	“plans"
•	“intends"	•	“anticipates"
•	“intended"	•	“anticipated"
•	“goal"	•	“should"
•	“estimate"	•	“think"
•	“estimates"	•	“thinks"
•	“expect"	•	“designed to"
•	“expects"	•	“foreseeable future"
•	“expected"	•	“believe"
•	“project"	•	“believes"
•	“projects"	•	“scheduled"
•	“projected"	•	and similar expressions
•	“projections”

These statements are not historical facts but instead represent only our belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of our control. These statements may address, among other things, our strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on us of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

It is possible that our actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause our actual results to differ, possibly materially, from those discussed in the specific forward-looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which we operate, interest rate and foreign currency exchange rate fluctuations and the uncertainties inherent in international operations.

We are not under any obligation to (and expressly disclaim any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be $336,456,500, after deducting the underwriters’ discounts and commissions and estimated fees and expenses of the offering. We intend to use the net proceeds from the offering for general corporate purposes which, depending on market conditions, may include repurchases of our common stock and our 2015 notes.

Our 2015 notes bear interest at a rate of 5.75%.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005		2004
Ratio of earnings to fixed charges(1)	13.34x	1.63x	11.92x	12.18x	—	(2)	53.64x

(1)

For purposes of the ratio of earnings to fixed charges, “earnings” represent income (loss) before income taxes excluding income (loss) from equity-method investees plus fixed charges, and “fixed charges” represent interest expense on the $750 million principal amount of our 2015 notes, which principal amount was reduced to $699 million and $725 million at September 30, 2009 and December 30, 2008, respectively, interest expense on reinsurance balances payable and that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

(2)

“Earnings” were inadequate to cover fixed charges by $63.0 million for the year ended December 31, 2005. Included in earnings for the year ended December 31, 2005 are catastrophe costs (comprised principally of losses and loss adjustment expenses) of $543.9 million, principally related to Hurricanes Katrina, Rita and Wilma.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009. We have presented our capitalization:

•	on an actual basis; and

•	on an adjusted basis to reflect the note offering.

This table should be read in conjunction with our consolidated financial statements and the notes to our consolidated financial statements for the year ended December 31, 2008 contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and our condensed consolidated financial statements (unaudited) and the notes to our condensed consolidated financial statements (unaudited) for the nine months ended September 30, 2009 contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, each of which is incorporated by reference into this prospectus supplement.

	As of September 30, 2009	As Adjusted to Reflect the Note Offering
	(in thousands, except ratio data)
Cash and cash equivalents	$310,447	$646,904

2015 notes	$697,124	697,124
2039 notes	—	340,319

Total debt	697,124	1,037,443

Common stock	67,374	67,374
Additional paid-in capital	275,195	275,195
Accumulated other comprehensive income	206,804	206,804
Retained earnings	3,515,606	3,515,606
Treasury stock	(21,919)	(21,919)

Total stockholders’ equity	4,043,060	4,043,060

Total capitalization	$4,740,184	$5,080,503

Ratio of total debt to total capitalization	14.7%	20.4%

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture, dated as of December 14, 2005, between us and The Bank of New York Mellon, as trustee, as supplemented by a second supplemental indenture. References to the indenture in this description refer to the indenture as supplemented. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of terms therein. The indenture is attached as an exhibit to the registration statement of which this prospectus supplement forms a part. Upon request, you may obtain a copy of the indenture from us.

The notes will be issued in fully registered form in denominations of $1,000 and multiples of $1,000 in excess thereof. The notes will be represented by global notes registered in the name of The Depository Trust Company, or DTC.

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured and unsubordinated senior indebtedness. In addition, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of September 30, 2009, after giving effect to this offering, we would have had $1,037.4 million of senior unsecured and unsubordinated debt outstanding and no secured debt. As an insurance holding company, our ability to meet debt service obligations, including that of the notes, depends primarily on the receipt of sufficient funds from our primary operating subsidiaries. Our operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amount pursuant to the notes or to make any funds available therefore, whether as dividends, distributions or other payments to us. In addition, since many of our operating subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. The notes will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. See “Risk Factors—Risks Related to the Notes—The Company is a holding company and depends on the ability of its subsidiaries to distribute funds to it in order to meet its financial and other obligations” and “Risk Factors—Risks Related to the Notes—Claims of holders of the notes will be effectively subordinated to the obligations of the Company’s subsidiaries” for more information.

We expect that on the issue date Standard & Poor’s Ratings Group will rate the notes “BBB+” and Moody’s Investor Service will rate the notes “Baa1”. A security rating is not reflective of the market price, fair market value or suitability of the notes for a particular investor, and therefore a security rating is not a recommendation to buy, sell or hold securities. We cannot assure you that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant. We are under no obligation to update such ratings as they change over time.

Principal, Maturity and Interest

The notes will be issued in an initial aggregate principal amount of $350,000,000. We may, without the consent of the holders of the notes, increase the principal amount in the future on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP numbers, ISIN and common code as the notes.

The notes will bear interest at 8.00% per annum and will mature on November 30, 2039. Interest on the notes will be payable semiannually in arrears on May 30 and November 30 of each year, commencing on May 30, 2010, to holders of record on the immediately preceding May 14 and November 14. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the notes, holders will be entitled to receive 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. The notes do not provide for any sinking fund.

If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date or earlier redemption date, as the case may be. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity or earlier redemption date, as the case may be.

For so long as the notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive notes in the limited circumstances set forth in “—Form, Denomination and Registration” below.

Optional Redemption

We will have the right to redeem the notes, in whole or in part, at any time, at a redemption price equal to the greater of

•	100% of the principal amount of the applicable notes; or

•

as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 50 basis points;

together, in each case, with accrued interest thereon to the date of redemption.

The definitions of certain terms used above are set forth below.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue (as defined below), assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price (as defined below) for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations (as defined below) for such redemption date.

“Quotation agent” means the reference treasury dealer (as defined below) chosen by us to act as quotation agent.

“Reference treasury dealer” means

•

Goldman, Sachs & Co., one primary U.S. Government securities dealer located in The City of New York (a “primary treasury dealer”) selected by Wells Fargo Securities, LLC, and one other primary treasury dealer chosen by the Company, or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, we will substitute therefore another primary treasury dealer; and

•	any other primary treasury dealer selected by the quotation agent after consultation with us.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee by such method as the trustee deems fair and appropriate.

We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We also are permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all of the following occur:

•

When we merge out of existence or sell or lease substantially all of our assets, the other entity must be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia or Bermuda, the British Virgin Islands, the Netherlands Antilles, Canada, Switzerland or any country which is a member of the European Union, and it must agree to be legally responsible for the notes.

•

If the merger, sale of assets or other transaction is with an entity organized and existing under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, we deliver to the trustee a written statement of certain of our officers and a legal opinion of our counsel stating that holders of the notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such transaction had not occurred.

•

The merger, sale of assets or other transaction must not cause a default on the notes, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose also would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

It is also possible that the merger, sale of assets or other transaction would cause some of the voting stock of our designated subsidiaries to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that voting stock over the holders of the notes if they are not paid back. We and our designated subsidiaries have agreed to limit these preferential rights on the voting stock of our designated subsidiaries, called liens, as discussed below under “Restrictive Covenants—Restriction on Liens.” If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we and our designated subsidiaries must comply with that restrictive covenant. We and our designated subsidiaries would do this by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the voting stock of our designated subsidiaries to the holders of the notes.

If the conditions described above are satisfied with respect to the notes, we will not need to obtain the approval of the holders of the notes in order to merge or consolidate or sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets.

Modification and Waiver of the Notes

Changes Requiring Approval of All Holders

The following modifications would require the consent of the holder of each note affected thereby:

•	change the stated maturity of the principal or interest on any note;

•	reduce any amounts due on any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note following a default;

•	change the currency of payment for any note;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture except to expand the rights of holders.

Changes Requiring a Majority Vote

Some changes to the indenture and the debt securities would require approval by holders of notes owning not less than a majority of the principal amount of the particular series affected. We may also obtain a waiver of a past default from the holders of debt securities owning a majority of the principal amount of the particular series affected. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described above under “—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval

Without any vote by holders of notes, we may modify the indenture and the notes to make certain clarifications and certain other changes that would not adversely affect the interests of the holders of notes of any series in any material respect. We may also make changes or obtain waivers that do not adversely affect in any material respect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Details Concerning Voting

We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding notes on the record date.

Notes will not be considered outstanding, and therefore holders of such notes will not be eligible to vote, if we have deposited or set aside, in trust for holders of the notes, funds for their payment or redemption. Holders of such notes also will not be eligible to vote if such notes have been fully defeased as described below under “Defeasance—Full Defeasance.”

Restrictive Covenants

Restriction on Liens

Some of the voting stock of certain of our designated subsidiaries may be subject to a mortgage or other legal mechanism that gives lenders preferential rights in that voting stock relative to the holders of the notes. These preferential rights are called liens. We have agreed that neither we nor our designated subsidiaries will become obligated on any new debt for borrowed money that is secured by a lien on any shares of voting stock of any of our designated subsidiaries, unless the holders of the notes (and, if we elect, any other holders of debt issued by us) are granted an equivalent or higher-ranking lien on the same property.

The meanings of certain terms that are important in understanding the restrictive covenant previously described are set forth below:

“Designated subsidiary” means Transatlantic Reinsurance Company, Trans Re Zurich and Putnam Reinsurance Company, and any subsidiary the assets of which, determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter, exceed 20% of our consolidated assets.

“Subsidiary” means a corporation, partnership or trust in which we and/or one or more of our other subsidiaries own at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for election of directors.

“Consolidated assets” mean our assets and the assets of our consolidated subsidiaries, to be determined as of the last day of the most recent calendar quarter ended at least 30 days prior to the date of the determination and in accordance with generally accepted accounting principles as in effect on the last day of that calendar quarter.

Except as noted above, the indenture does not restrict our ability to put liens on our interests in subsidiaries. In addition, the restriction on liens in the indenture applies only to liens that secure debt for borrowed money. For example, liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction.

Restrictions on Disposition of Stock of Designated Subsidiaries

So long as any notes remain outstanding and except in a transaction otherwise governed by the indenture, we will not, nor will we permit any subsidiary to (other than to us or another designated subsidiary) issue, sell, assign, transfer or otherwise dispose of any voting stock of any designated subsidiary, and will not permit any designated subsidiary to issue (other than to us or another designated subsidiary) any shares (other than director’s qualifying shares) of voting stock of any designated subsidiary, if, after giving effect to any such transaction, the designated subsidiary would remain a subsidiary of the Company and we would own, directly or indirectly, less than 80% of the issued and outstanding voting stock of such designated subsidiary; provided, however, that the foregoing will not prohibit (1) any issuance, sale, assignment, transfer or other disposition made for at least a fair market value as determined in good faith by our board of directors and (2) any such issuance or disposition of voting stock as is required by any law or any regulation or order of any governmental or insurance regulatory authority.

Notwithstanding the foregoing, (1) we may merge, amalgamate or consolidate any designated subsidiary into or with another direct or indirect subsidiary of ours, the shares of the issued and outstanding voting stock of which we own at least 80%, and (2) we may, subject to the provisions described under “Mergers and Similar Events” above, sell, assign, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time for at least a fair market value as determined in good faith by our board of directors.

Defeasance

Full Defeasance

We can legally release ourselves from any payment and substantially all other obligations of the notes, called full defeasance, if we fulfill certain conditions, including:

•

We deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on notes on their due dates.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

However, there must also be a change in U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the beneficial owners of the notes to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. In the event of a full defeasance, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance

We can legally release ourselves from the restrictive covenants under the notes, called covenant defeasance, if we fulfill certain conditions, including:

•

We deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•

We deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the beneficial owners of the notes to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

In the event of a covenant defeasance, you would lose the protection of the following provisions and restrictive covenants of the indenture and notes would no longer apply:

•	Our agreement not to create liens on the voting stock of our designated subsidiaries described above under “Restrictive Covenants—Restriction on Liens.”

•

Our agreement not to sell, assign, transfer or otherwise dispose of the voting stock of any of our designated subsidiaries described under “Restrictive Covenants—Restrictions on Disposition of Stock of Designated Subsidiaries.”

•	The condition regarding the treatment of liens when we merge or engage in similar transactions, as previously described above under “Mergers and Similar Events.”

•	The events of default relating to breach of covenants and acceleration of maturity, described below under “Events of Default.”

If we accomplish covenant defeasance in respect of the notes, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit.

Events of Default

You will have special rights if an event of default occurs and is not cured. The term “Event of Default” with respect to the notes means any of the following:

•	We do not pay the principal or any premium on any note on its due date.

•	We do not pay interest on any note within 30 days of its due date.

•

We remain in breach of any of the covenants, agreements or any other term of the indenture for 60 days after we receive a notice of default from either the trustee or holders of 25% of the principal amount of the notes.

•

An event of default occurs involving our failure to pay principal at maturity with respect to a different series of debt securities issued under the indenture or our subordinated indenture or our obligation to repay such other series of debt securities is accelerated unless such repayment is discharged or the acceleration is cured, waived, rescinded or annulled within 10 days of our receipt of a notice of default from either the trustee or holders of 25% of the principal amount of a series of notes.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

If an event of default has occurred and has not been cured with respect to the notes, the trustee or the holders of at least 25% in principal amount of the notes may declare the entire principal amount of all the series of notes to be due and immediately payable. This is called a declaration of acceleration of maturity. The holders of at least a majority in principal of the notes may rescind such declaration of acceleration of maturity if we deposit with the trustee a sum sufficient to pay any overdue interest on the notes and other specified amounts before a judgment or decree based on the acceleration has been obtained by the trustee.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. If reasonable indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the notes.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes the following must occur:

•	the registered holder of your note must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity satisfactory to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date.

We will give to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Concerning the Trustee

The Bank of New York Mellon from time to time provides normal banking services to us and our subsidiaries.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Registration

The notes will be evidenced by global notes, which will be deposited on behalf of DTC and registered in the name of Cede & Co., which we refer to as Cede, as DTC’s nominee. Except as set forth below, the record ownership of the global notes may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross- market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositaries for Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear participant or Clearstream participant purchasing a beneficial interest in a global note from a participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in such global note settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear participant or Clearstream participant to a participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

The trustee (or any registrar or paying agent) will not have any responsibility for the performance by DTC, Euroclear or Clearstream or any of the participants, indirect participants, Clearstream participants or Euroclear participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants whose accounts are credited with DTC interests in a global note.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the participants’ and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

The deposit of notes with a custodian for DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Principal and interest payments on the notes will be made to DTC by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of those payments to participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us.

Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

•	we determine not to require all of the notes to be represented by a global note and notify the trustee of our decision; or

•	an Event of Default has occurred with respect to the notes and has not been cured.

In any such instance, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of notes represented by the global notes equal in principal amount to that beneficial interest and to have those notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and multiples of $1,000 in excess thereof, unless otherwise specified by us. Our definitive notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as well as Treasury Regulations issued under the Code, judicial authority, administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the notes could differ from those described below. This summary only addresses purchasers who purchase the notes in the initial offering at the offering price for cash and who hold the notes as “capital assets” within the meaning of the Code. This summary does not address persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non- U.S. tax laws, or any tax laws other than income tax laws.

As used herein, the term “U.S. holder” means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	an individual that is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state, or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, of notes that is not a U.S. holder.

If a partnership (including, for purposes of this section, any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

Investors should consult their tax advisors concerning the tax consequences of the ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state or local taxing jurisdiction and the possible effects on investors of changes in U.S. federal or other tax laws.

U.S. holders

Stated Interest

Interest on a note will be includible by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes will not be issued with original issue discount in excess of the statutory de minimis amount.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as such) and (ii) the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note generally will equal the cost of the note. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year at the time of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of a note will be subject to backup withholding at the applicable rate (currently 28%) with respect to payments in respect of interest and the gross proceeds from a disposition of notes unless the holder (i) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect, or (ii) provides us or our paying agent with the social security number or other taxpayer identification number, or TIN, within a reasonable time after a request therefor, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder that does not provide us or our paying agent with a correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury regulations.

Non-U.S. holders

The following discussion applies to non-U.S. holders. Special rules may apply if a non-U.S. holder is a controlled foreign corporation or a corporation that accumulates earnings to avoid U.S. federal income tax.

Interest

Subject to the discussion of backup withholding below, interest income of a non-U.S. holder will qualify for the “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided:

•

the interest is not income that is effectively connected with a U.S. trade or business carried on by the non-U.S. holder, or ECI, and, in the case of an applicable treaty resident, is attributable to a permanent establishment or other fixed base in the United States;

•

the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; and

•

the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code by (i) giving us or our paying agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a non-U.S. person or (ii) by other means prescribed by the Secretary of the Treasury.

If any of these conditions are not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal income tax and withholding at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing to us or our paying agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed, or (b) the interest is ECI and the non-U.S. holder complies with applicable certification requirements by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the notes is ECI to a non-U.S. holder, such non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us or our paying agent) generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and the non-U.S. holder’s country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty, and will generally be subject to U.S. federal income tax only if (i) such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States and (ii) the non-U.S. holder claims the benefit of the treaty by providing to us or our paying agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, interest received by a corporate non-U.S. holder that is ECI may also be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.

Disposition of Notes

A non-U.S. holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, redemption or other taxable disposition of notes unless:

•	the gain is ECI and, in the case of an applicable treaty resident, is attributable to a permanent establishment or other fixed base in the United States;

•	in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; or

•	the gain represents accrued interest, in which case the rules applicable to interest described above would apply.

If a non-U.S. holder falls under the first of these exceptions, the holder will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. holders and, if the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the ECI will be subject to U.S. federal income tax, and possibly subject to the branch profits tax, it will generally not be subject to withholding if the non-U.S. holder delivers an appropriate IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed to us or our agent.

If an individual non-U.S. holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the gain derived from the disposition and other capital gains from sources within the United States exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Backup Withholding and Information Reporting

Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent if a holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury Regulations.

The U.S. federal tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local and foreign income and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies; (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies; (iii) employee benefit plans to which provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (which we collectively refer to as Similar Laws) apply; and (iv) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the notes were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

Prohibited transaction class exemptions, or PTCEs, issued by the United States Department of Labor, as well as certain statutory exemptions available under ERISA and the Code, may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes. Those class and statutory exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts;

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers; and

•	ERISA § 408(b)(17); Code § 4975(d)(20)—statutory exemption for certain transactions with service providers.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the notes by a Plan, the notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws. Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding of the notes that either:

•	it is not a Plan and is not purchasing the notes or interest in the notes on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the notes or interest in the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition, holding and disposition of the notes by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of notes to a Plan is in no respect, a representation by us or the underwriters that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table. Goldman, Sachs & Co. and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$175,000,000
Wells Fargo Securities, LLC	$175,000,000

Total	$350,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the development or liquidity of any market for the notes.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by TRH.

Paid by TRH	Underwriting Discounts and Commissions
Per Note	0.875%

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Other Jurisdictions

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Additional Information

We estimate that our share of the total expenses of this offering, excluding underwriting discounts or commissions, will be approximately $0.8 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, asset management and investment banking services for us, for which they received or will receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We also make available free of charge on or through our Internet Web site (http://www.transre.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, Telephone: (212) 365-2292, E-mail: investor_relations@transre.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus contained or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	TRH Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of TRH’s Proxy Statement on Schedule 14A, filed on April 10, 2009, incorporated by reference therein);

•	TRH Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

TRH Current Reports on Form 8-K filed on March 11, 2009, April 6, 2009, May 26, 2009, May 28, 2009, June 5, 2009 (2 filings), June 10, 2009, July 2, 2009, July 24, 2009, September 8, 2009 and November 18, 2009;

•	any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering; and

•	the description of our common stock set forth in our Form 8-A, dated May 25, 1990, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

To obtain copies of these filings, please see “Where You Can Find More Information” above.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Dewey & LeBoeuf LLP, New York, New York is acting as counsel to the underwriters.

PROSPECTUS

Transatlantic Holdings, Inc.
Common Stock
Depositary Shares
Preferred Stock
Purchase Contracts
Senior Debt Securities Subordinated Debt Securities Units
Warrants

Transatlantic Holdings, Inc. from time to time may offer to sell shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units that include any of such securities or warrants. This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus.

This prospectus may be used by one or more selling security holders in connection with resales of shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants. The selling security holders may sell securities that they currently hold or may purchase the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants from Transatlantic Holdings, Inc. or from one or more underwriters, dealers or agents.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Investing in any securities offered by this prospectus involves risk. See “Risk Factors” on page 4 of this prospectus, in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 28, 2009

Unless otherwise stated or the context requires otherwise, as used in this prospectus, all references to “Transatlantic Holdings” or “the Company” are only to Transatlantic Holdings, Inc., a Delaware corporation, and all references to “TRH”, “we”, “us” and “our” and all similar references are to Transatlantic Holdings, Inc. and its subsidiaries.

This prospectus is part of a registration statement that TRH filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, TRH may, from time to time, sell in one or more offerings any combination of its common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants. In addition, one or more selling security holders may utilize this prospectus, from time to time, to sell in one or more offerings common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants.

This prospectus provides you with a general description of the securities that may be offered. Each time TRH or selling security holders sell securities, TRH will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” and “Incorporation By Reference”.

WHERE YOU CAN FIND MORE INFORMATION

Transatlantic Holdings, Inc. files annual, quarterly, and current reports, proxy statements, and other documents with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which TRH’s common stock is listed.

We also make available free of charge on or through our Internet web site (http://www.transre.com) TRH’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, Telephone: (212) 770-2040, Telefax: (212) 248-0965, E-mail: investor_relations@transre.com.

TRH has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site as listed above.

1

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the documents set forth below that have been previously filed with the SEC:

•	TRH Annual Report on Form 10-K for the year ended December 31, 2008 (including the portions of TRH’s Proxy Statement on Schedule 14A, filed on April 10, 2009, incorporated by reference therein);

•	TRH Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	TRH Current Reports on Form 8-K filed on March 11, 2009, April 6, 2009 and May 26, 2009;

•	any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering; and

•	the description of our common stock set forth in our Form 8-A, dated May 25, 1990, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

To obtain copies of these filings, please see “Where You Can Find More Information” above.

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CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include, and our officers and representatives may from time to time make, statements which may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as:

•	“intend”	•	“plans”
•	“intends”	•	“anticipates”
•	“intended”	•	“anticipated”
•	“goal”	•	“should”
•	“estimate”	•	“think”
•	“estimates”	•	“thinks”
•	“expect”	•	“designed to”
•	“expects”	•	“foreseeable future”
•	“expected”	•	“believe”
•	“project”	•	“believes”
•	“projects”	•	“scheduled”
•	“projected”	•	and similar expressions
•	“projections”

These statements are not historical facts but instead represent only TRH’s belief regarding future events and financial performance, many of which, by their nature, are inherently uncertain and outside of TRH’s control. These statements may address, among other things, TRH’s strategy and expectations for growth, product development, government and industry regulatory actions, legal matters, financial, credit and industry market conditions, financial results and reserves, as well as the expected impact on TRH of natural and man-made (e.g., terrorist attacks) catastrophic events and political, economic, legal and social conditions.

It is possible that TRH’s actual results, financial condition and expected outcomes may differ, possibly materially, from those anticipated in these forward-looking statements. Important factors that could cause TRH’s actual results to differ, possibly materially, from those discussed in the specific forward- looking statements may include, but are not limited to, uncertainties relating to economic conditions, financial and credit market conditions, cyclical industry conditions, credit quality, government, regulatory and accounting policies, volatile and unpredictable developments (including natural and man-made catastrophes), the legal environment, legal and regulatory proceedings, failures of pricing models to accurately assess risks, the reserving process, the competitive environment in which TRH operates, interest rate and foreign currency exchange rate fluctuations, the uncertainties inherent in international operations and the uncertainty surrounding AIG’s continued ownership interest in TRH and are further discussed in the documents incorporated by reference into this prospectus.

TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. See also “Where You Can Find More Information” above for information about how to obtain a copy of the documents incorporated by reference into this prospectus.

3

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include or incorporate by reference in any applicable prospectus supplement.

DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

TRH or one or more selling security holders may offer from time to time, in one or more offerings, shares of common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units or warrants. The terms of the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants that are offered will be described in the prospectus supplement to be attached to the front of this prospectus and/or other offering material relating to such offering.

USE OF PROCEEDS

TRH intends to use the net proceeds from any sales of the common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities, units or warrants as set forth in the applicable prospectus supplement. TRH will not receive the net proceeds of any sales by selling security holders.

SELLING SECURITY HOLDERS

To the extent that this prospectus is used by any selling security holder to resell any common stock, depositary shares, preferred stock, purchase contracts, senior or subordinated debt securities (including debt securities of other entities), units or warrants, information with respect to the selling security holder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for Transatlantic Holdings, Inc. by Gibson, Dunn & Crutcher LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4

$350,000,000

Transatlantic Holdings, Inc.

8.00% Senior Notes due 2039

Goldman, Sachs & Co.
Wells Fargo Securities